Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 MEF of our report dated March 26, 2021, (April 12, 2021, as to the effects of the forward stock split as described in Note 2) relating to the financial statements of Biomea Fusion, Inc., appearing in Registration Statement No. 333-254793 on Form S-1 of Biomea Fusion, Inc. We also consent to the reference to us under the heading “Experts” in Registration Statement No. 333-254793 on Form S-1.

/s/ Deloitte & Touche LLP

San Francisco, California

April 15, 2021